Filed Pursuant to Rule 424(b)(3)
Registration Statement No. 333-171837

Up to $131,221 Aggregate Principal Amount of Borrower Payment Dependent Notes
 Rescission Offer

We are offering, under the terms and conditions described in this prospectus, to rescind (the “Rescission Offer”) the previous purchase of 2,922 of our Borrower Payment Dependent Notes (“Notes”) by residents of the State of Florida during the period beginning on July 10, 2010 and ending on August 5, 2010 (the “Purchase Period”).

    The Rescission Offer applies only to Notes purchased by Florida residents from Prosper during the Purchase Period (the “Rescission Notes”). If you purchased a Rescission Note during the Purchase Period and have not resold it on the Folio Investing Note Trader Platform (the “Note Trader Platform”),then, by accepting the Rescission Offer, you are agreeing to resell the Rescission Note to us at a repurchase price equal to the aggregate outstanding principal balance of the Rescission Note as of the date that is 30 days from the date of this Prospectus (the “Expiration Date”).

    If you purchased a Rescission Note during the Purchase Period but have resold it through the Note Trader Platform, you can still accept the Rescission Offer.  But in that case, instead of repurchasing the Rescission Note, we will make a payment to you equal to the amount, if any, by which the purchase price you paid for the Rescission Note exceeds the amount you received for reselling the Rescission Note on the Note Trader Platform.

    In either case, you are also entitled to receive interest at a rate of 6% per annum on the original purchase price of the Rescission Note from the date you purchased the Rescission Note through the Expiration Date; provided, however, that you are only entitled to receive this interest payment if and to the extent the amount of such interest exceeds the total interest, late fees and other fees you have received with respect to the Rescission Note as of the Expiration Date.

The Rescission Offer will expire at 5:00 p.m., U.S. Pacific Time, on March 6, 2011, which is the Expiration Date.

Our principal executive offices are located at 111 Sutter Street, 22nd Floor, San Francisco, CA 94104. Our telephone number is (415) 593-5400.

A Rescission Offer Election Form is set forth in the email that accompanied this prospectus.   You may accept the Rescission Offer by clicking on the “I ACCEPT THE RESCISSION OFFER” button at the bottom of the form on or before the Expiration Date. You do not need to take any action to reject the Rescission Offer. If you fail to click on the “I ACCEPT THE RESCISSION OFFER” button on the Rescission Offer Election Form on or before the Expiration Date, you will be deemed by us to have rejected the Rescission Offer. Acceptance or rejection of the Rescission Offer may prevent you from maintaining any action against us based on a claim that we failed to register the Rescission Notes in the State of Florida. In any event, such claim may be barred by applicable statutes of limitation. See “Risk Factors – Your right of rescission, if any, under state law may not survive if you fail to accept the Rescission Offer” on page 4.

Investing in our Notes involves risks.  See “Risk Factors” on page 4.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is February 4, 2011

        You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized anyone to provide you with additional or different information. If anyone provides you with additional or different information, you should not rely on it. This prospectus is not an offer to sell or buy nor is it soliciting an offer to buy or sell these securities in any jurisdiction where such offer, solicitation or sale is not permitted. You should assume that the information contained in this prospectus is accurate only as of its date and that any information incorporated by reference is accurate only as of the date of the document incorporated by reference. Our business, financial condition, results of operations and prospects may have changed since those dates.

Unless the context otherwise requires, we use the terms “Prosper,” “the Company,” “our company,” “we,” “us” and “our” in this prospectus to refer to Prosper Marketplace, Inc., a Delaware corporation.

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FORWARD-LOOKING STATEMENTS

This prospectus includes forward-looking statements. Forward-looking statements include all statements that do not relate solely to historical or current facts, and can generally be identified by the use of words such as “may,” “believe,” “will,” “expect,” “project,” “estimate,” “intend,” “anticipate,” “plan,” “continue” or similar expressions. In particular, information appearing under “Risk Factors” in this prospectus, and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2009, pages 60 to 71, in our Quarterly Report on Form 10-Q for the period ended March 31, 2010, pages 25 to 45, in our Quarterly Report on Form 10-Q for the period ended June 30, 2010, pages 25 to 44, and in our Quarterly Report on Form 10-Q for the period ended September 30, 2010, pages 25 to 46, all of which are incorporated by reference into this prospectus, includes forward-looking statements. Forward-looking statements inherently involve many risks and uncertainties that could cause actual results to differ materially from those projected in those statements. Where, in any forward-looking statement, we express an expectation or belief as to future results or events, such expectation or belief is based on the current plans and expectations of our management, is expressed in good faith and is believed to have a reasonable basis, but there can be no assurance that the expectation or belief will result or be achieved or accomplished. The following include some but not all of the factors that could cause actual results or events to differ materially from those anticipated:

•	our expectations regarding the effect of the Rescission Offer on the rescission or damage rights of persons who purchased Rescission Notes;

•	the performance of the Notes, which are special, limited obligations that are not secured, guaranteed or insured;

•	our ability to make payments on the Notes, including in the event that borrowers fail to make payments on the corresponding loans;

•	the reliability of the information about borrowers that is supplied by borrowers;

•	our ability to service the loans, and the ability of Prosper or a third party debt collector to pursue collection against any borrower, including in the event of fraud or identity theft;

•	credit risks posed by the credit worthiness of borrowers, the lack of a maximum debt-to-income ratio for borrowers, and the effectiveness of Prosper’s credit rating systems;

•	actions by some borrowers to defraud lender members and risks associated with identity theft;

•	our limited operational history and lack of significant historical performance data about borrower performance;

•	the impact of current economic conditions on the performance of the Notes and loss rates of the Notes;

•	payments by borrowers on the loans in light of the facts that the loans do not impose restrictions on borrowers;

•	our compliance with applicable local, state and federal securities laws, including the Investment Advisers Act of 1940, the Investment Company Act of 1940 and other laws;

•	the application of federal and state bankruptcy and insolvency laws to borrowers and to Prosper;

•	the impact of borrower defaults and prepayments on the return on the Notes;

•	the lack of a public trading market for the Notes and the ability to resell the Notes on the Note Trader platform;

•	the federal income tax treatment of an investment in the Notes;

•	the resolution of pending litigation involving Prosper, including any state or federal securities litigation; and

•	our ability to compete successfully in the peer-to-peer and consumer lending industry.

       There may be other factors that may cause our actual results to differ materially from the forward-looking statements. We can give no assurances that any of the events anticipated by the forward-looking statements will occur or, if any of them does, what impact they will have on our results of operations and financial condition. You should carefully read the factors described in the “Risk Factors” section of this prospectus and in the documents incorporated by reference into this prospectus for a description of certain risks that could, among other things, cause our actual results to differ from these forward-looking statements.

     All forward-looking statements speak only as of the date of this prospectus or the document in which they are contained, and are expressly qualified in their entirety by the cautionary statements included in this prospectus and the documents incorporated into this prospectus by reference. We undertake no obligation to update or revise forward-looking statements that may be made to reflect events or circumstances that arise after the date made or to reflect the occurrence of unanticipated events, other than as required by law.

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QUESTIONS AND ANSWERS ABOUT THE RESCISSION OFFER

The following questions and answers are intended to address briefly some commonly asked questions regarding the Rescission Offer. These questions and answers do not address all questions that may be important to you as a purchaser of Rescission Notes. Please refer to “The Rescission Offer” beginning on page 5 and the more detailed information contained elsewhere in this prospectus and the documents incorporated by reference into this prospectus, which you should read carefully.

Q:	What is a rescission offer?

A:	A rescission offer is an offer by the issuer of securities to repurchase such securities at their purchase price plus statutory interest.

Q:	Why are you making the Rescission Offer?

A:
During the period beginning July 10, 2010 and ending August 5, 2010 (the “Purchase Period”), we inadvertently allowed our registration in Florida to offer and sell our Borrower Payment Dependent Notes (“Notes”) to expire.  We submitted an application to renew our registration to the Florida Office of Financial Regulation (the “FOFR”) on August 5, 2010. The FOFR approved our application effective as of August 6, 2010.  At that time, the FOFR also informed us that, pursuant to Section 517.211(1), Florida Statutes, we were required to make a rescission offer (the “Rescission Offer”) to any Florida resident that purchased a Note from us during the Purchase Period (a “Rescission Note”).

Q:	What will I receive if I accept the Rescission Offer?

A:
If you accept the Rescission Offer and have not resold your Rescission Note on the Folio Investing Note Trader Platform, which is operated and maintained by FOLIOfn Investments, Inc., a registered broker-dealer (the “Note Trader Platform”), we will repurchase the Rescission Note at a purchase price equal to the outstanding principal balance of the Rescission Note as of the date that is 30 days from the date of this prospectus (the “Expiration Date”).

If you have resold your Rescission Note on the Note Trader Platform, you can still accept the Rescission Offer. But in that case, instead of repurchasing the Rescission Note, we will make a payment to you equal to the amount, if any, by which the price you paid to purchase the Rescission Note exceeds the price you received for reselling the Note on the Note Trader Platform.

In either case, you will also be entitled to interest on the original purchase price of the Rescission Note at a rate of 6% per annum from the date you purchased the Rescission Note through the Expiration Date; provided, however, that you are only entitled to receive this interest payment if and to the extent the amount of such interest exceeds the total interest, late fees and other fees you have received with respect to the Rescission Note as of the Expiration Date.

Q:	Am I required to accept the Rescission Offer?

A:	No. You are not required to accept the Rescission Offer. Your decision to accept or reject the Rescission Offer is completely voluntary.

Q:	Should I accept the Rescission Offer?

A:
You must make your own decision about whether to accept the Rescission Offer.  In general, it may be economically beneficial to you to accept the Rescission Offer with respect to a Rescission Note that you still own if you believe the value of your Rescission Note on the Expiration Date will be less than the payment you would receive from us for accepting the Rescission Offer, as described in this prospectus.  And in general, it may be economically beneficial to you to accept the Rescission Offer with respect to a Rescission Note that you have resold on the Note Trader Platform if the price you paid to purchase the Rescission Note was greater than the price you received for reselling the Rescission Note.  In making your decision, however, you should consider all relevant factors in light of your particular circumstances, and the possibility that the value of the Rescission Notes you hold may increase or decrease after the Expiration Date.

       WE URGE YOU TO REVIEW THIS PROSPECTUS CAREFULLY BEFORE DECIDING WHETHER TO ACCEPT OR REJECT THE RESCISSION OFFER.

       If you have any questions about the Rescission Offer, you can call us at 1-866-615-6319, Monday through Friday between the hours of 8:00 a.m. and 5:00 p.m., Pacific Time, or email us at florida@prosper.com.

Q:	Where can I obtain the payment history for my Rescission Notes?

A:
You should review the payment history of your Rescission Notes to determine whether you should accept the Rescission Offer. You can review this history on our web site, www.prosper.com, by signing in, and clicking on  the “My Account” tab and then the “Notes” tab.

Q:	What is the effect of the Rescission Offer on my ability to assert claims?

A:
The rights remaining to the recipients of a rescission offer are not clearly delineated under the Florida securities laws. For a more detailed description of the effect of the Rescission Offer on any applicable Florida securities law claims, see “Risk Factors–The Rescission Offer may not bar claims relating to our non-compliance with Florida securities laws, and we may continue to be contingently liable for rescission or damages in an indeterminate amount” and “Risk Factors–Your right of rescission, if any, under Florida law may not survive if you fail to accept the Rescission Offer.”

Q:	When does the Rescission Offer expire?

A:	The Rescission Offer expires at 5:00 p.m., Pacific Time, on March 6, 2011, which is 30 days from the date of this prospectus.

Q:	What do I need to do now to accept the Rescission Offer?

A:
The Rescission Offer Election Form is set forth on the email that accompanied this prospectus.  To accept the Rescission Offer, please open up the email and click on the “I ACCEPT THE RECESSION OFFER” button. In order to accept the Rescission Offer, you must click on this button on or before 5:00 p.m., Pacific Time, on March 6, 2011.  If you do so, we will send you an email confirming your acceptance of the Rescission Offer.

IF YOU DO NOT CLICK ON THE “I ACCEPT THE RECESSION OFFER” BUTTON ON YOUR RESCISSION OFFER ELECTION FORM ON OR BEFORE 5:00 P.M.,  PACIFIC TIME, ON THE EXPIRATION DATE, YOU WILL BE DEEMED TO HAVE REJECTED THE RESCISSION OFFER.

If you accept the Rescission Offer then, following the Expiration Date, we will email you another email confirming your final acceptance of the Rescission Offer and detailing the Rescission Offer transaction and disbursement of all proceeds in accordance with the terms of this prospectus. Your payment for accepting the Rescission Offer will be deposited into your Prosper account within 14 days of the Expiration Date. All amounts will be paid in U.S. dollars.

Q:	What do I need to do now to reject the Rescission Offer?

A:	You do not need to take any action to reject the Rescission Offer.

Q:	What happens if I fail to click on the “I ACCEPT THE RECESSION OFFER” button my Rescission Offer Election Form in a timely manner?

A:
If you do not click on the “I ACCEPT THE RECESSION OFFER” button on your Rescission Offer Election Form in a timely manner, you will be deemed to have rejected the Rescission Offer. If you reject the Rescission Offer, you will not receive any payment with respect to your Rescission Notes.

Q:	Can I change my mind about accepting or rejecting the Rescission Offer?

A:
Yes. You can change your decision about accepting or rejecting the Rescission Offer at any time on or before the Expiration Date.  To change your decision about rejecting the Rescission Offer, simply open up your Rescission Offer Election Form and click on the “I ACCEPT THE RECESSION OFFER” button on or before 5:00 P.M., Pacific Time, on the Expiration Date.

To change your decision about accepting the Rescission Offer, you must send us an email at florida@prosper.com that includes your name, the email address you use to log on to our web site and a clear statement that you are rejecting the Rescission Offer. THIS NOTICE OF REJECTION MUST BE COMPREHENSIBLE AND RECEIVED AT THE ABOVE EMAIL ADDRESS ON OR BEFORE 5:00 P.M., PACIFIC TIME, ON THE EXPIRATION DATE, OR YOU WILL BE DEEMED TO HAVE ACCEPTED THE RESCISSION OFFER PURSUANT TO YOUR ELECTION ON YOUR RESCISSION OFFER ELECTION FORM.

Q:	When will I receive payment for my Rescission Notes if I properly accept the Rescission Offer?

A:
Following the Expiration Date, we will email you a Confirmation Statement confirming your acceptance of the Rescission Offer and detailing the Rescission Offer transactions and disbursement of all proceeds in accordance with the terms of this prospectus. Your proceeds from the Rescission Offer will be deposited into your Prosper account within 14 days of the Expiration Date. All amounts will be paid in U.S. dollars.

Q:	Who can help answer my questions?

A:
If you have questions regarding the Rescission Offer, you may call us at 1-866-615-6319, Monday through Friday between the hours of 8:00 a.m. and 5:00 p.m., Pacific Time, or email us at florida@prosper.com.

RISK FACTORS

An investment in our Borrower Payment Dependent Notes (the “Notes”)  involves risks. You should carefully consider the following risk factors relating to the Rescission Offer in addition to the risks identified in “Forward-Looking Statements” above and the risks identified under the caption “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2009 and our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2010, June 30, 2010 and September 30, 2010. Please see “Where You Can Find More Information” on page 7.

The Rescission Offer may not bar claims relating to our possible non-compliance with Florida securities laws, and we may continue to be contingently liable for rescission or damages in an indeterminate amount.

It is not certain that the Rescission Offer will have the effect of barring claims relating to our possible non-compliance with applicable Florida securities laws. If a person accepts the Rescission Offer, we believe our potential liability to that person will be eliminated. Should the Rescission Offer be rejected, we may continue to be contingently liable for rescission or damages, which could result in a material adverse effect on our results of operations and financial condition. In addition, the Rescission Offer will not prevent regulators from pursuing enforcement actions or imposing penalties and fines against us with respect to any violations of securities laws. In any event, we do not expect the Rescission Offer to have a material impact on our financial condition or liquidity.

Your right of rescission under Florida law, if any, may not survive if you fail to accept the Rescission Offer.

The rights remaining to the recipients of a rescission offer are not clearly delineated under Florida securities laws. We understand that, under Florida law, acceptance or rejection of a rescission offer may preclude offerees from initiating an action against the rescission offeror in connection with the registration of securities that are the subject of the rescission offer. In this regard we urge you to consult with your legal adviser to determine whether to accept or reject the Rescission Offer.  We may assert, among other defenses, in any litigation initiated by a person eligible to participate in the Rescission Offer who accepts or rejects the Rescission Offer, that such person is estopped from asserting such claims as a result of the Rescission Offer. We do not make any representation as to the compliance of this Rescission Offer with applicable Florida law.

Statutes of limitations under state laws vary by state, with the limitation time period under many state statutes not typically beginning until the facts giving rise to a violation are known. Our Rescission Offer is not an admission that we did not comply with any federal and state registration or disclosure requirements, nor is it a waiver by us of any applicable statute of limitations or any potential defense we may have. Determining when a statute of limitations expires can be a difficult issue, and you should consult with an attorney if you have any questions regarding how any statute of limitations may apply to any claims you have.

OUR COMPANY

  We provide a peer-to-peer online credit platform, which enables our borrower members to obtain unsecured consumer loans and our lender members to purchase Notes, the proceeds of which facilitate the funding of those loans.  Each Note is dependent for payment on payments we receive on a corresponding borrower loan.  We set the interest rates for borrower loan based on likelihood of default, estimated loss rates, loan terms, group affiliations, the general economic environment and competitive conditions.  The interest rate on each Note is equal to the interest rate on the corresponding borrower loan, less our servicing fee, which is currently set at 1%.

           We incorporated in Delaware in March 2005 and launched our public website, www.prosper.com, on February 13, 2006.  Our corporate headquarters are located in San Francisco, California.  Our principal executive offices are located at 111 Sutter St. Floor 22, San Francisco, California, 94109. Our telephone number is (415) 593-5400.

THE RESCISSION OFFER

Background and Reasons for the Rescission Offer

During the Purchase Period, we inadvertently allowed our registration in Florida to offer and sell Notes to expire.  We submitted an application to renew our registration to the FOFR on August 5, 2010. The FOFR approved our application effective as of August 6, 2010.  At that time, the FOFR also informed us that, pursuant to Section 517.211(1), Florida Statutes, we were required to make the Rescission Offer to any Florida resident that purchased a Note during the Purchase Period.

We are making this Rescission Offer with regard to an aggregate principal amount of $131,221 of Rescission Notes, which were sold to Florida residents during the Purchase Period. We are making the Rescission Offer to ensure compliance with the Florida securities laws. None of our officers or directors is eligible to participate in the Rescission Offer.

Effect of the Rescission Offer

If you reject or fail to timely accept the Rescission Offer in accordance with the terms and conditions set forth in this prospectus and the Rescission Offer Election Form by 5:00 p.m., Pacific Time, on the Expiration Date, you will retain ownership of the Rescission Notes you still own and will not receive any payment for any Rescission Notes you purchased.

Your acceptance of the Rescission Offer may preclude you from later seeking similar relief, if any is available. We understand that, under Florida law, acceptance or rejection of a rescission offer may preclude offerees from initiating an action against the rescission offeror in connection with the registration of securities that are the subject of the rescission offer. In this regard we urge you to consult with your legal adviser to determine whether to accept or reject the Rescission Offer.  We may assert, among other defenses, in any litigation initiated by a person eligible to participate in the Rescission Offer who accepts or rejects the Rescission Offer, that such person is estopped from asserting such claims as a result of the Rescission Offer.

We believe that this Rescission Offer is exempt from registration under Florida securities laws and thus need not comply with Florida securities laws regulating such offers. However, we do not make any representation as to the compliance of this Rescission Offer with any applicable Florida law.

Statutes of limitations under state laws vary by state, with the limitation period under many state statutes not typically beginning until the facts giving rise to the violation are known. Our Rescission Offer is not an admission that we did not comply with any federal or state registration or disclosure requirement, nor is it a waiver by us of any applicable statute of limitations or any potential defense we may have. Determining when a statute of limitations expires can be a difficult issue, and you should consult with an attorney if you have any questions regarding how a statute of limitations may apply to any claims you have or regarding any of your legal rights and remedies before deciding whether or not to accept the Rescission Offer.

Terms of the Rescission Offer

If you accept the Rescission Offer and have not resold your Rescission Note on the Note Trader Platform, we will repurchase the Rescission Note at a purchase price equal to the outstanding principal balance of the Rescission Note as of the Expiration Date.  If you have resold your Rescission Note on the Note Trader Platform, you can still accept the Rescission Offer.  But in that case, instead of repurchasing the Rescission Note, we will make a payment to you equal to the amount, if any, by which the price you paid to purchase the Rescission Note exceeds the price you received for reselling the Rescission Note on the Note Trader Platform.  In either case, you will also be entitled to interest on the original purchase price of the Rescission Note at a rate of 6% per annum from the date you purchased the Rescission Note through the Expiration Date; provided, however, that you are only entitled to receive this interest payment if and to the extent the amount of such interest exceeds the total interest, late fees and other fees you have received with respect to the Rescission Note as of the Expiration Date.

Although this prospectus uses the term “interest” when describing the calculation of the Rescission Offer price, the term is only intended to describe the method used to calculate the payment amount, and the payment is not considered interest for federal income tax purposes. Instead, the entire amount will be considered as a payment for the sale of your Rescission Notes.

The Rescission Offer will expire at 5:00 p.m., Pacific Time, on March 6, 2011, which is the Expiration Date. If all actions required to validly accept the Rescission Offer are completed in accordance with the terms and conditions set forth in this prospectus and the instructions to the Rescission Offer Election Form prior to the deadline specified in the preceding sentence, we expect to deposit any proceeds to which you are entitled into your Prosper account within 14 days following the Expiration Date. All amounts will be paid in U.S. dollars.

How to Accept or Reject the Rescission Offer

YOU ARE NOT LEGALLY REQUIRED TO ACCEPT THE RESCISSION OFFER.

How to accept the Rescission Offer

Acceptance of the Rescission Offer is optional. In general, it may be economically beneficial to you to accept the Rescission Offer with respect to a Rescission Note that you still own if you believe the value of your Rescission Note on the Expiration Date will be less than the payment you would receive from us for accepting the Rescission Offer, as described in this prospectus.  And in general, it may be economically beneficial to you to accept the Rescission Offer with respect to a Rescission Note that you have resold on the Note Trader Platform if the price you paid to purchase the Rescission Note is greater than the price you received for reselling the Rescission Note.

Your Rescission Offer Election Form is set forth in the email that accompanied this prospectus.  To accept the Rescission Offer, you must open the Rescission Offer Election Form and click on the button labeled “I ACCEPT THE RECESSION OFFER” on or before 5:00 p.m., Pacific Time, on March 6, 2011, which is the Expiration Date. If you do so, we will send you an email confirming your acceptance of the Rescission Offer.

TO ACCEPT THE RESCISSION OFFER, YOU MUST CLICK ON THE “I ACCEPT THE RECESSION OFFER” BUTTON ON YOUR RESCISSION OFFER ELECTION FORM ON OR BEFORE 5:00 P.M., PACIFIC TIME, ON THE EXPIRATION DATE. OTHERWISE, YOU WILL BE DEEMED TO HAVE REJECTED THE RESCISSION OFFER.. WE WILL, IN OUR SOLE DISCRETION, DETERMINE WHETHER YOU ARE ELIGIBLE TO ACCEPT THE RESCISSION OFFER AND WHETHER YOU HAVE VALIDLY DONE SO.

How to reject the Rescission Offer

You do not need to take any action to reject the Rescission Offer. If you change your decision and want to reject the Rescission Offer after having accepted the Rescission Offer, you may reject the Rescission Offer by sending an email that includes your name, the email address you use to sign on to our web site and a clear statement that you are rejecting the Rescission Offer. You may mail your notice of rejection to florida@propser.com.

If you have previously accepted the Rescission Offer and you change your mind, we must receive this notice of rejection on or before 5:00 p.m., Pacific Time, on the Expiration Date. Otherwise, you will be deemed to have accepted the Rescission Offer pursuant to your Rescission Offer Election Form.

IF YOU FAIL TO PROPERLY COMPLETE ALL ACTIONS REQUIRED FOR VALIDLY ACCEPTING THE RESCISSION OFFER PRIOR TO 5:00 P.M., PACIFIC TIME, ON THE EXPIRATION DATE, YOU WILL BE DEEMED TO HAVE REJECTED THE RESCISSION OFFER. ACCEPTANCE OR REJECTION OF THE RESCISSION OFFER MAY TERMINATE YOUR RIGHT TO BRING A CIVIL ACTION AGAINST US FOR FAILURE TO REGISTER THE SHARES UNDER FLORIDA SECURITIES LAWS.

Funding the Rescission Offer

We have sufficient funds available to pay for the purchase of any Rescission Notes that may be tendered to us as a result of the Rescission Offer.

Questions about the Rescission Offer

If you have questions about the Rescission Offer, you may call us at 1-866-615-6319, Monday through Friday between the hours of 8:00 a.m. and 5:00 p.m., Pacific Time, or email us at florida@prosper.com.

USE OF PROCEEDS

We will receive no proceeds from the Rescission Offer.

WHERE YOU CAN FIND MORE INFORMATION

We maintain an Internet website at www.prosper.com. All of our reports filed with the SEC (including annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K) are accessible through the Prospectus section of our website at www.prosper.com/prospectus, free of charge, as soon as reasonably practicable after electronic filing. The public may read and copy any materials that we file with the SEC at the SEC’s Public Reference Room at 100 F Street, NE, Room 1580, Washington, DC 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet site that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC at www.sec.gov.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

We incorporate into this prospectus by reference the following documents filed by us with the SEC, each of which should be considered an important part of this prospectus:

•	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2009;

•	Our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2010;

•	Our Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2010;

•	Our Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2010;

•	Our Current Report on Form 8-K filed September 16, 2010;

•	Our Current Report on Form 8-K filed April 20, 2010; and

•	Our Current Report on Form 8-K filed February 3, 2010;

•
The description of our Notes contained in our Registration Statement on Form S-1 (Registration No. 333-147019) filed October 30, 2007, as amended on January 11, 2011, December 17, 2010, April 15, 2010 and October 9, 2009.

Any person, including any beneficial owner, to whom this prospectus is delivered may request copies of this prospectus and any of the documents incorporated by reference into this prospectus, without charge, by written or oral request directed to Prosper Customer Service Relations, Prosper Marketplace, Inc., 111 Sutter St. Floor 22, San Francisco, California 94109, telephone (415) 593-5400, on the “Prospectus” section of Prosper’s website at http://www.prosper.com/prospectus, or from the SEC through the SEC’s website at the address provided above. Documents incorporated by reference are available without charge, excluding any exhibits to those documents, unless the exhibit is specifically incorporated by reference into those documents.

LEGAL MATTERS

    Unless otherwise specified in this prospectus, certain legal matters relating to the securities to be offered hereby will be passed upon for us by Sachin Adarkar, Esq., General Counsel of our Company.

EXPERTS

The consolidated financial statements of Prosper Marketplace, Inc. at December 31, 2009, and for the year then ended, incorporated by reference in this Prospectus and Registration Statement have been audited by Odenberg, Ullakko, Muranishi & Co. LLP, an independent registered public accounting firm, and at December 31, 2008 and for the year then ended by Ernst & Young LLP, an independent registered public accounting firm, as set forth in their respective reports incorporated by reference elsewhere herein.  The financial statements referred to above are included in reliance upon such reports given on the authority of such firms as experts in accounting and auditing.